Exhibit 99.1

Press Release	5, June 2008, 11:30am EST

4Rivers BioEnergy Inc. Announces Acquisition of the assets of Midwest Renewable Fuels LLC

Calvert City, Kentucky; June 5, 2008 4Rivers BioEnergy Inc. (OTCBB: FRBE) (“4Rivers'' or ”the Company'') is pleased to announce that it has reached a preliminary agreement under a letter of intent to acquire the existing business and assets of Midwest Renewable Energy LLC (“MRE”) together with the Phase II expansion project at the site in Sutherland, Nebraska.

Gary Hudson, President and CEO of 4Rivers, commented “We are delighted to have reached this initial agreement with the team at MRE. This opportunity meets a number of our acquisition criteria, in particular the ability to expand the existing business, use the excellent logistics of the site and local infrastructure and, with further investment, apply proven technology from other industries, such as corn fractionation and energy generation via gasification or combustion, to optimize the value we create from each kernel of corn that we process. We also intend to use the considerable construction and financial structuring experience we have within the 4Rivers team to maximize the value created from these assets for our shareholders. The quality and experience of the operational team at MRE was also a key consideration for 4Rivers in moving forward with this opportunity. The existing operating plant will give us a production capacity of around 28 million gallons per year and with the completion of the Phase II expansion, this will increase our production capacity to over 70 million gallons.

This is the first of a number of opportunities that 4Rivers has identified as potential acquisition targets and we look forward to informing of further progress as we continue to develop the business.

The 130 million gallons per year bio-energy project at Calvert City is progressing to plan and will be the flagship greenfield opportunity to be developed by 4Rivers in parallel to the acquisition strategy we are currently executing.”

Jim Jandrain, Chairman of MRE commented “The management, members and employees of MRE look forward to working with 4Rivers.   They have talented, experienced individuals that share our vision of how to be successful in today's ethanol world.  4Rivers' focus on logistics and value-added co-products is consistent with MRE's business direction.  In addition, 4Rivers will open the door to new funding sources for completion of our expansion in progress and other aspects of our business model.”

About 4Rivers

4Rivers is an integrated bioenergy company, focused primarily on bioethanol in the U.S. Its flagship facility at Calvert City, Kentucky is in early design and development, capitalizing upon an extensive permitted site with excellent waterborne logistics. The Company is run by a dedicated team highly experienced in the construction, operation and trading risk management of biofuel and petrochemical plants as well as mergers and acquisitions activity generally. In tandem with the Calvert City development 4Rivers intends to pursue selective acquisitions of undervalued traditional plants to build shareholder value.

To find out more about 4Rivers Bioenergy Inc (OTCBB: FRBE), visit our website at www.riv4ers.com.

The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from acquisitions or actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain ``forward-looking statements'' within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. Since the information may contain statements that involve risk and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

For further information please contact:

Gary Hudson, President and CEO

Tel: +44 161 408 0126 or alternatively +1 270 282 0926

Fax: +1 270 395 0323

Email: garyhudson@riv4ers.com

Stephen Padgett, Vice President and Executive Director

Tel: +1 270 395 0176

Fax: +1 270 395 0323

Email: stephenpadgett@riv4ers.com